Investment Cooperation Agreement

This Agreement was entered into by the following three parties in the conference room of Shanxi Puda Coal Group Co., Ltd. on August 1, 2010.

Party A: Shanxi Puda Coal Group Co., Ltd.
Legal Representative: Ming ZHAO
Address: No. 426, Xuefu Road, Taiyuan, Shanxi Province

Party B: Ming ZHAO

Party C: Jianping GAO

After friendly negotiation, based on the principles of equality and mutual benefits, Party A, Party B and Party C (collectively, “Co-Investors”) hereby enter into the following Investment Cooperation Agreement with respect to Party A’s project to acquire and consolidate eight coal mines located in Pinglu County, Yuncheng, Shanxi Province, which has been approved by the relevant government authorities (the “Pinglu Project”):

I.	Project Background

In accordance with Circular [2009] No. 48 issued by the Office Governing Coal Mine Consolidation of Shanxi Province (“Circular 48”), Party A has been appointed as a coal mine consolidator and approved to acquire eight coal mines in Pinglu County, Yuncheng, Shanxi Province, and consolidate them into five mines, with the entity names of the five new coal mines being pre-approved by Circular 48. The eight coal mines to be consolidated are:

(a)
Pinglu County Guanyao Coal Co., Ltd. (“Guanyao Coal Mine” or “Guanyao”), Pinglu County Dawa Coal Mine (“Dawa Coal Mine” or “Dawa”), Pinglu County Sanmen Xuhutuo Coal Mine, Shanxi Pinglu Renling Coal Co., Ltd., and Pinglu County Anrui Coal Co., Ltd.; and

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(b)	Pinglu County Daqi Coal Mine, Pinglu County Donggou Coal Mine and Pinglu County Chuntouao Coal Mine.

In accordance with Circular 48, the pre-approved entity names of the five coal mines set forth in Section I(a) after the consolidation are: Shanxi Pinglu Dajinhe Coal Co., Ltd., Shanxi Pinglu Dajinhe Wujin Coal Co., Ltd., Shanxi Pinglu Dajinhe Jinmen Coal Co., Ltd., Shanxi Pinglu Dajinhe Jinyi Coal Co., Ltd. and Shanxi Pinglu Dajinhe Anrui Coal Co., Ltd. (each, a “Project Company” and collectively, the “Project Companies”). As the approved consolidator of the coal mines, Party A will be the registered principal shareholder of each Project Company.

Party A has completed its acquisition of the mining assets (including physical assets and mining rights) of Guanyao and Dawa in June 2010. Pursuant to Circular 48, Party A has injected the purchased mining assets into two Project Companies named Shanxi Pinglu Dajinhe Coal Co., Ltd., and Shanxi Pinglu Dajinhe Wujin Coal Co., Ltd. (collectively, “Phase One of Pinglu Project”). At present, Party A is actively negotiating with the owners of Pinglu County Sanmen Xuhutuo Coal Mine, Shanxi Pinglu Renling Coal Co., Ltd., Pinglu County Anrui Coal Co., Ltd., Pinglu County Daqi Coal Mine, Pinglu County Donggou Coal Mine and Pinglu County Chuntouao Coal Mine (collectively, “Target Coal Mines”) on the transfer of their physical assets and mining rights to Party A. The pre-approved names of the Project Companies corresponding to Target Coal Mines after the consolidation are: Shanxi Pinglu Dajinhe Jinmen Coal Co., Ltd. (Pinglu County Sanmen Xuhutuo Coal Mine and Pinglu County Daqi Coal Mine before the consolidation), Shanxi Pinglu Dajinhe Jinyi Coal Co., Ltd. (Shanxi Pinglu Renling Coal Co., Ltd. and Pinglu County Donggou Coal Mine before the consolidation) and Shanxi Pinglu Dajinhe Anrui Coal Co., Ltd. (Pinglu County Anrui Coal Co., Ltd. and Pinglu County Chuntouao Coal Mine before the consolidation) (collectively, “Phase Two of Pinglu Project” or the “Project”).

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II.	Manner of Cooperation

As a large amount of capital is needed for the assets acquisition and consolidation of the Project, the production efficiency of the coal mines after the acquisition and consolidation is expected to be greatly improved, and the return on investment from the coal mines is expected to be high, the Co-Investors agree to jointly invest in the Project, which includes the acquisition of the assets of Target Coal Mines, the consolidation of coal mines and the establishment of the Project Companies. The Co-Investors shall share the profits and bear the risks and losses from the Project according to the percentages of their respective investment.

As Party A is the sole appointed consolidator in the acquisition and consolidation of Target Coal Mines and is the registered principal shareholder of each corresponding Project Companies after the consolidation of coal mines, the Co-Investors agree that, upon the formal registration and establishment of each Project Company, Party B and Party C appoint Party A as the proxy holder for their investments in such Project Company pursuant to a proxy agreement to be subsequently entered into by the parties.

The Co-Investors agree to appoint their representatives to set up the Investment Supervisory Committee (the “Committee”) for the Project, which shall be responsible for reviewing the total capital requirement and investment time frame for each stage of the Project. During the period from the effectiveness of this Agreement to the formal registration and establishment of the Project Companies, Party A shall set up an account jointly managed by the three parties. The account will be the special account for the Project. The account will be managed by personnel authorized by the Committee. The duties of the Committee shall be agreed by the parties separately. The Co-Investors agree that the Project Companies shall be registered and established under the Company Law of the People’s Republic of China, and the specific matters in connection with the establishment of the Project Companies shall be separately agreed.
The Co-Investors agree to authorize Party A to sign coal mining assets purchase agreements with Target Coal Mines on behalf of the Co-Investors, and Party B and Party C will be bound by such agreements signed by Party A on their behalf.

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III.	Manner of Investment; Amount and Percentage of Investment

1. Manner of Investment: the investment shall be in RMB in cash and shall be injected into the account jointly managed by the three parties.

2. Investment amount and time: the investment in the Project consists of three stages: the investment for acquiring the assets of the Target Coal Mines, the investment for the consolidation of the Target Coal Mines, and the investment for the registration, establishment and operation of the Project Companies. The investment amount and time for each stage shall be decided according to the progress of the Project.

3. Investment percentage: The Co-Investors agree that their investment percentage in the three stages of the investment for the Project shall always be: Party A 40%, Party B 30%, and Party C 30%.

IV.	Project Management

1. Before entering into this Agreement, Party A and Party B have made certain payments for the Project. Party A and Party B shall submit their previous expenses incurred in connection with the application to be the coal mines consolidator, and the expenses paid for the launch and preparation for the Project to the Committee.  The Co-Investors agree that the reasonable amount of  Party A and Party B that is verified and approved by the Committee can be directly credited for Party A’s and Party B’s investment amounts.

2. The Co-Investors unanimously agree that Party A shall be the project manager for the Project (the “Project Manager”) and shall be in charge of the coal mine acquisitions, the consolidation, the application for the licenses and permissions for the Project Companies. Change of the Project Manager must be agreed by Co-Investors.

3. Party A shall regularly report the progress of the Project to the Committee, Party B and Party C shall not directly participate in the detailed management of the Project. Party B and Party C have the right to inspect the performance of the relevant Project Companies, and Party A shall report to Party B and Party C the progress, business and financial conditions of the Project.

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V.	Profits and Risks

1. Before the registration and establishment of the Project Companies, Co-Investors shall take responsibilities for the Target Coal Mines that are limited by their investment amount.  Party A agrees that the fund for the Project shall be used solely for the Project. A separate account shall be established for the Project.  After the establishment of each Project Company, the relevant Project Company shall be responsible for all of its indebtedness and liabilities by using all of the assets of such Project Company. The Co-Investors shall share the profits and bear the risks and losses according to, and subject to the limitations of, the percentages of their equity injection.

2. The profits, losses and civil liabilities from joint investment in the Project that will be managed by Party A shall belong to and shared by the Co-Investors.

3. Party A will liable for any loss of the other Co-Investors in the execution of the joint investment business to the extent such loss is the result of Party A’s gross negligence or breach of any material terms of the Agreement.  The other Co-Investors may raise objections to Party A’s execution of the joint investment business. When an objection to a matter is being raised, the execution of that matter shall be suspended. In the event there is any dispute with respect to the execution of the matter, it shall be resolved by the Co-Investors.

4. The Co-Investors agree in principle that, to the extent permitted by the law, after a Project Company becomes operational, the dividend to be distributed to the Co-Investor every year by the Project Company shall be no less than 80% of the audited annual net income of such Project Company. The specific terms of the dividend distribution shall be regulated separately in the Articles of Association for each relevant Project Company.

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VI.	Transfer of Investment

1. The equity in the Project Companies and any derivative property based on such equity are the common property of the Co-Investors and shall be owned by the Co-Investors according to their respective investment percentages in the Project Companies.

2. The equity in the Project Companies held by a Co-Investor may be transferred with the consent of the Co-Investors holding the majority of the voting right (the transferor is entitled to participating in such consent).  Upon the transfer, transferees of such equity will be entitled to sharing the benefit and equity of the Project according to their investment percentages.

3. When any party intends to transfer all or part of his/its equity in the Project Companies, it/he shall obtain the consent of the Co-Investors holding the majority of the voting rights (the transferor is entitled to participating in such consent).  Once the transfer is approved, the non-transferring Co-Investors shall have a right of first refusal, but not an obligation, to purchase the equity of the transferring Co-Investor on the same terms and conditions as the third party offer. One or more non-transferring Co-Investors may purchase the equity to be transferred solely or collectively.   In the event they intend to collectively purchase such equity, they shall purchase the equity according to their relative investment percentage to each other.

4. Party A is entitled to purchasing the equity interest of Party B and/or Party C in the Project Companies at Party A’s sole discretion at a price determined by an independent professional appraiser.

VII.	Other Rights and Obligations

1. Party A and other Co-Investors shall not transfer or dispose of the assets of the joint investment without the consents of the Co-Investors holding a majority of the voting rights (the transferor can participate in the vote).

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2. Without the consent of all of the Co-Investors, no Co-Investor may withdraw its/his investment from the joint investment.

3. During the investment cooperation period (including after the establishment of the Project Companies), each of Party B and Party C agrees to transfer 5.5% voting right owned by such party relating to their equity in the Project Companies to Party A so that Party A can cast vote on such 11% additional equity.

VIII.	Liabilities for Breach of Contract

1. In order to guarantee the performance of the Agreement, Party A is willing to use its investment to each relevant Project Company as guarantee to the other Co-Investors that Party A will be responsible for breach of this Agreement in the event that any fraud or gross negligence by Party A causes loss by such Project Company.

2. If any of Co-Investor fails to make its investment contribution according to Article 3 of this Agreement, such Co-Investor shall be liable for any loss resulted therefrom.

IX.	Termination of Agreement

This Agreement will be terminated when:
1. All the equity of Party B and Party C in Project Companies are purchased by Party A.

2. All the equity of Party B and Party C in the Project Companies are specifically registered under the names of Party B and Party C, respectively, at the Administration of Industry and Commerce.

X.	Dispute Resolution

Any dispute arising out of or in connection with this Agreement shall be resolved by the Co-Investors through friendly negotiation.  In the event it can not be resolved through negotiation, it shall be submitted to Taiyuan Arbitration Commission for arbitration according to its temporary rules of procedure. The arbitration award shall be final and binding on all Co-Investors.

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During the arbitration process, except for the part subject to the dispute and arbitration, the performance of this Agreement shall continue.

XI.	Governing Law

The entry into, effectiveness, interpretation and performance of this Agreement and any dispute arising out of or in connection with this Agreement shall be governed by the laws of the People’s Republic of China.

XII.	Other Provisions

1. The matters not addressed in this Agreement shall be separately negotiated by Party the parties.

2. This Agreement is made in three originals and shall be effective after being sealed by the three parties and signed by their authorized representatives.

Party A: Shanxi Puda Coal Group Co., Ltd.	Party B: Ming ZHAO	Party C: Jianping GAO
Representative (Singature/Seal): /s/ Ming Zhao	Party B’s Signature: /s/ Ming Zhao	Party C’s Signature: /s/ Jianping Gao

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